Exhibit 23.1

Report on Financial Statement Schedule and Consent of
Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Celanese Corporation:

The audits referred to in our report dated February 12, 2010 included the related consolidated financial statement schedule of Celanese Corporation and subsidiaries (the “Company”) for each of the years in the three-year period ended December 31, 2009 included in the December 31, 2009 annual report of Celanese Corporation on Form 10-K. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-122789, 333-128048, 333-158734, and 333-158736) of Celanese Corporation of our reports herein.

Our report dated February 12, 2010 contains explanatory paragraphs related to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Staff Position No. 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (included in FASB Accounting Standards Codification (“ASC”) Subtopic 715-20, Defined Benefit Plans), during the year ended December 31, 2009, to the Company’s adoption of FASB Statement of Financial Accounting Standards No. 157, Fair Value Measurements (included in FASB ASC Subtopic 820-10, Fair Value Measurements and Disclosures), during the year ended December 31, 2008, and to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (included in FASB ASC Subtopic 740-10, Income Taxes), during the year ended December 31, 2007.

/s/ KPMG LLP

Dallas, Texas
February 12, 2010